Century Communities Reports Record First Quarter 2022 Results

-  First Quarter Net Income of $142.5 Million or $4.20 per Diluted Share -

- Return on Equity of 33.7%, a Company Record -

- Gross Margin of 28.3%, a Company Record -

- Pre-Tax Income Margin 18.6%, a Company Record -

- Reaffirms Annual Guidance -

Greenwood Village, Colorado (April 27, 2022) – Century Communities, Inc. (NYSE: CCS), a top 10 national homebuilder, today announced financial results for its first quarter ended March 31, 2022.

First Quarter 2022 Highlights Compared to First Quarter 2021

•	Net income increased 40% to $142.5 million or $4.20 per diluted share, both first quarter records
•	Pre-tax income improved 44% to a first quarter record $188.8 million
•	Total revenues increased to a first quarter record $1.0 billion
•	Return on equity improved by 47% to 33.7%, a Company record
•	Deliveries of 2,348 homes, led by the West and Texas Regions
•	Net new home contracts of 2,944 contracts
•	Homebuilding gross margin increased to 28.3% from 21.1%, a 720-basis point increase
•	Adjusted homebuilding gross margin increased to 29.5%, a 640-basis point increase
•	Pre-tax income margin of 18.6%, a Company record
•	Homes in backlog improved 28% to 5,247 homes valued at $2.2 billion, both Company records
•	Selling communities increased to 197 from 188 communities

Dale Francescon, Chairman and Co-Chief Executive Officer, stated, “During the first quarter, our teams continued to successfully overcome supply chain and labor challenges to deliver 2,348 homes that produced a first quarter record pre-tax income of $188.8 million, net income of $142.5 million and an all-time record return on equity of 33.7%, the twelfth sequential quarter of improvement. Even as interest rates rose, we saw continued demand that generated 2,944 net new contracts, resulting in a Company record backlog of 5,247 homes with a value of $2.2 billion.”

Rob Francescon, Co-Chief Executive Officer and President, said, “The strategic operational initiatives implemented over the last several years continued to drive the multiple quarter trend of sequential improvement in nearly all financial metrics including a Company record 29.5% adjusted gross margin and a 18.6% pre-tax income margin, our eighth consecutive quarter of improvement. We exited the first quarter with tailwinds of record backlog and low levels of inventory across our 45 plus markets, and are confident that our spec based, land light model geared towards affordably priced homes will continue to produce strong returns for our stockholders, even with an elevated interest rate environment.”

First Quarter 2022 Results

Net income for the first quarter 2022 increased 40% to $142.5 million, or $4.20 per diluted share, as compared to $101.7 million or $3.00 per diluted share, in the prior year quarter.

Home sales revenues for the first quarter 2022 increased to $988.4 million, compared to $959.3 million for the prior year quarter. Deliveries decreased to 2,348 homes compared to 2,797 in the prior year quarter due to ongoing supply chain and labor challenges.  The average sales price of home deliveries for the first quarter 2022 increased to  $421,000, compared to $343,000 in the prior year quarter, primarily due to sustained demand and home price appreciation across all of our markets.

Net new home contracts in the first quarter 2022 were 2,944 contracts, compared to 3,455 contracts in the prior year quarter. At the end of the first quarter 2022, the Company had 5,247 homes in backlog, representing $2.2 billion of backlog dollar value, increases of 28% and 37%, respectively.

Adjusted homebuilding gross margin percentage, excluding interest, was 29.5% in the first quarter of 2022, compared to 23.1% in the prior year quarter, and the seventh quarter in a row of sequential adjusted gross margin expansion. Homebuilding gross margin percentage in the first quarter 2022 was 28.3%, as compared to 21.1% in the prior year quarter, an improvement of 720 basis points. SG&A as a percent of home sales revenues was 10.3%, compared to 9.6% in the prior year quarter. Pre-tax income margin was 18.6% in the first quarter of 2022 compared to  13.0% in the prior year quarter and the eighth sequential quarter of improvement.

Selling communities at the end of the first quarter increased to 197 from 188 communities in the prior year quarter and decreased sequentially from 202 selling communities at the end of 2021 due to continued demand and increased sales pace.

Return on equity for the first quarter of 2022 was 33.7%, compared to 22.9% in the prior year period, a Company record and the twelfth consecutive quarter of sequential improvement for this metric.

Financial services revenues were  $26.3 million compared to $33.6 million in the prior year quarter, and financial services pre-tax income decreased to  $11.2 million from $15.3 million, primarily as a result of lower originations and normalization of gain on sale premiums.

Strengthened Balance Sheet and Liquidity

The Company ended the quarter with a strong financial position including $1.8 billion of stockholders’ equity, a 33% year over year increase, and $1.1 billion of total liquidity, including $254.3 million of cash.

During the first quarter, the Company increased its quarterly cash dividend by 33% to $0.20 per share and repurchased 1,013,387 shares of its common stock for $62.4 million.

As of March  31, 2022, homebuilding debt to capital decreased to 35.6%, from 36.1% at December 31, 2021. As of March 31, 2022, net homebuilding debt to net capital increased slightly to 29.3%, from 26.3% at December 31, 2021 primarily due to increased investments in inventory.

Full Year 2022 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “Given our first quarter performance, record backlog, number of homes under construction, low levels of supply in our markets and planned community openings, we are reaffirming our full year closing guidance of 11,500 to 12,500 homes, home sales revenues to be in the range of $4.3 billion to $4.9 billion and our year end selling communities to be in the range of 240 to 250 with the majority of our new community openings occurring in the third and fourth quarters.”

Webcast and Conference Call

The Company will host a webcast and conference call on Wednesday,  April 27, 2022 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s first quarter 2022 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through May 27, 2022, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13727640. A replay of the webcast will be available on the Company’s website.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder, offering new homes under the Century Communities and Century Complete brands. Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 17 states and over 45 markets across the U.S., and also offers title, insurance and lending services in select markets through its Parkway Title, IHL Home Insurance Agency, and Inspire Home Loans subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Net Income, Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “continue,” “will,” “may,” “potential,” “looking ahead,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2022 and management’s belief that the Company’s spec based, land light model geared towards affordably priced homes will continue to produce strong returns for stockholders, even with an elevated interest rate environment. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions; the potential impact of global supply chain disruptions, labor, land and raw material shortages and delays, inflation, municipal and utility delays, and COVID-19 on the Company’s business, industry and the broader economy; the ability to identify and acquire desirable land; availability and cost of financing; the effect of interest rate and tax changes; reliance on contractors and key personnel; availability and pricing for land, labor and raw materials; and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenues
Home sales revenues	$988,415	$959,279
Land sales and other revenues	1,630	15,670
Total homebuilding revenues	990,045	974,949
Financial services revenues	26,305	33,620
Total revenues	1,016,350	1,008,569
Homebuilding Cost of Revenues
Cost of home sales revenues	(709,073)	(756,507)
Cost of land sales and other revenues	(846)	(10,020)
Total homebuilding cost of revenues	(709,919)	(766,527)
Financial services costs	(15,154)	(18,301)
Selling, general, and administrative	(101,639)	(92,151)
Other income (expense)	(862)	(541)
Income before income tax expense	188,776	131,049
Income tax expense	(46,280)	(29,397)
Net income	$142,496	$101,652

Earnings per share:
Basic	$4.25	$3.03
Diluted	$4.20	$3.00
Weighted average common shares outstanding:
Basic	33,530,610	33,563,903
Diluted	33,942,234	33,884,275

Century Communities, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	March 31,	December 31,
	2022	2021
Assets	(unaudited)	(audited)
Cash and cash equivalents	$209,046	$316,310
Cash held in escrow	45,212	52,297
Accounts receivable	46,038	41,932
Inventories	2,680,195	2,456,614
Mortgage loans held for sale	198,985	353,063
Prepaid expenses and other assets	236,567	200,087
Property and equipment, net	27,791	24,939
Deferred tax assets, net	21,272	21,239
Goodwill	30,395	30,395
Total assets	$3,495,501	$3,496,876
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$91,520	$84,679
Accrued expenses and other liabilities	370,130	316,877
Notes payable	1,010,961	998,936
Revolving line of credit	—	—
Mortgage repurchase facilities	193,028	331,876
Total liabilities	1,665,639	1,732,368
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 33,038,361 and 33,760,940 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	330	338
Additional paid-in capital	627,447	697,845
Retained earnings	1,202,085	1,066,325
Total stockholders' equity	1,829,862	1,764,508
Total liabilities and stockholders' equity	$3,495,501	$3,496,876

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Net New Home Contracts

	Three Months Ended March 31,
	2022	2021	% Change
West	417	394	5.8%
Mountain	586	947	(38.1)%
Texas	412	518	(20.5)%
Southeast	409	476	(14.1)%
Century Complete	1,120	1,120	—%
Total	2,944	3,455	(14.8)%

Home Deliveries

(dollars in thousands)

	Three Months Ended March 31,
	2022		2021		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	396	$663.5	319	$582.4	24.1%	13.9%
Mountain	514	$546.0	685	$423.5	(25.0)%	28.9%
Texas	366	$339.5	328	$267.5	11.6%	26.9%
Southeast	366	$408.4	568	$387.5	(35.6)%	5.4%
Century Complete	706	$242.6	897	$195.8	(21.3)%	23.9%
Total / Weighted Average	2,348	$421.0	2,797	$343.0	(16.1)%	22.7%

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Selling Communities

Selling communities at period end	As of March 31,		Increase/(Decrease)
	2022	2021	Amount	% Change

West	22	19	3	15.8%
Mountain	35	39	(4)	(10.3)%
Texas	18	13	5	38.5%
Southeast	22	20	2	10.0%
Century Complete	100	97	3	3.1%
Total	197	188	9	4.8%

Backlog

(dollars in thousands)

	As of March 31,
	2022			2021			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	545	$412,519	$756.9	561	$342,688	$610.9	(2.9)%	20.4%	23.9%
Mountain	1,117	641,820	$574.6	1,051	520,004	$494.8	6.3%	23.4%	16.1%
Texas	432	156,391	$362.0	575	187,594	$326.3	(24.9)%	(16.6)%	10.9%
Southeast	756	356,413	$471.4	709	279,904	$394.8	6.6%	27.3%	19.4%
Century Complete	2,397	603,722	$251.9	1,201	249,409	$207.7	99.6%	142.1%	21.3%
Total / Weighted Average	5,247	$2,170,865	$413.7	4,097	$1,579,599	$385.6	28.1%	37.4%	7.3%

Lot Inventory

	As of March 31,
	2022			2021			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	4,835	3,789	8,624	3,127	4,952	8,079	54.6%	(23.5)%	6.7%
Mountain	11,752	7,980	19,732	7,721	7,954	15,675	52.2%	0.3%	25.9%
Texas	6,518	9,099	15,617	3,070	6,322	9,392	112.3%	43.9%	66.3%
Southeast	6,185	16,677	22,862	2,701	8,886	11,587	129.0%	87.7%	97.3%
Century Complete	5,521	13,221	18,742	3,887	8,916	12,803	42.0%	48.3%	46.4%
Total	34,811	50,766	85,577	20,506	37,030	57,536	69.8%	37.1%	48.7%
% of Total	40.7%	59.3%	100.0%	35.6%	64.4%	100.0%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and Adjusted Diluted Earnings per Share (Adjusted Diluted EPS) are non-GAAP financial measures that we believe are useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. We define Adjusted Net Income as consolidated net income before (i) income tax expense, (ii) inventory impairment and other (iii) restructuring costs, and (iv) loss on debt extinguishment, less adjusted income tax expense, calculated using the Company’s GAAP tax rate for the applicable period. Adjusted Diluted EPS is calculated by excluding the effect of inventory impairment, restructuring costs and loss on debt extinguishment from the calculation of reported EPS.

Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Numerator
Net income	$142,496	$101,652
Denominator
Weighted average common shares outstanding - basic	33,530,610	33,563,903
Dilutive effect of restricted stock units	411,624	320,372
Weighted average common shares outstanding - diluted	33,942,234	33,884,275
Earnings per share:
Basic	$4.25	$3.03
Diluted	$4.20	$3.00

Adjusted earnings per share
Numerator
Net income	$142,496	$101,652
Income tax expense	46,280	29,397
Income before income tax expense	188,776	131,049
Inventory impairment and other	—	—
Adjusted income before income tax expense	188,776	131,049
Adjusted income tax expense(1)	(46,280)	(29,397)
Adjusted net income	$142,496	101,652

Denominator - Diluted	33,942,234	33,884,275

Adjusted diluted earnings per share	$4.20	$3.00

(1)      The tax rates used in calculating adjusted net income for the three months ended March 31, 2022 and 2021 was 24.5% and 22.4%, respectively, which are reflective of the Company’s GAAP tax rates for the applicable periods.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding inventory impairment and other and interest is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that inventory impairment and indebtedness have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three Months Ended March 31,
	2022	%	2021	%

Home sales revenues	$988,415	100.0%	$959,279	100.0%
Cost of home sales revenues	(709,073)	(71.7)%	(756,507)	(78.9)%
Inventory impairment and other	—	—%	—	—%
Gross margin from home sales	279,342	28.3%	202,772	21.1%
Add: Inventory impairment and other	—	—%	—	—%
Add: Interest in cost of home sales revenues	12,146	1.2%	18,377	1.9%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	$291,488	29.5%	$221,149	23.1%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define Adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, (v) loss on debt extinguishment, (vi) inventory impairment and other. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(in thousands)

	Three Months Ended March 31,
	2022	2021	% Change
Net income	$142,496	$101,652	40.2%
Income tax expense	46,280	29,397	57.4%
Interest in cost of home sales revenues	12,146	18,377	(33.9)%
Interest expense (income)	135	(111)	(221.6)%
Depreciation and amortization expense	2,606	2,806	(7.1)%
EBITDA	203,663	152,121	33.9%
Inventory impairment and other	—	—	NM
Adjusted EBITDA	$203,663	$152,121	33.9%

NM – Not Meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (notes payable and borrowings under our revolving line of credit less cash and cash equivalents, and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). Homebuilding debt is our total debt minus outstanding borrowings under our mortgage repurchase facilities. The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	March 31,	December 31,
	2022	2021
Notes payable	$1,010,961	$998,936
Revolving line of credit	—	—
Total homebuilding debt	1,010,961	998,936
Total stockholders' equity	1,829,862	1,764,508
Total capital	$2,840,823	$2,763,444
Homebuilding debt to capital	35.6%	36.1%

Total homebuilding debt	$1,010,961	$998,936
Cash and cash equivalents	(209,046)	(316,310)
Cash held in escrow	(45,212)	(52,297)
Net homebuilding debt	756,703	630,329
Total stockholders' equity	1,829,862	1,764,508
Net capital	$2,586,565	$2,394,837

Net homebuilding debt to net capital	29.3%	26.3%

Contact Information:

Investor Relations

303-268-8398

Investorrelations@CenturyCommunities.com

Category:
Earnings